                                                                   EXHIBIT 10.44



                     SEVERANCE AGREEMENT AND MUTUAL RELEASE


               This SEVERANCE AGREEMENT AND MUTUAL RELEASE (the "Agreement") is made and entered into as of February 1, 1997, by and between SCOTT A. BLUM, an individual ("Blum") and PINNACLE MICRO, INC., a Delaware corporation ("Pinnacle" or "the Company").

                                            W I T N E S S E T H:

               WHEREAS, Blum has been a Director of the Company and has been employed in various management positions with the Company, including, since July 1, 1996, as Vice President, Marketing; and

               WHEREAS, Blum and the Company had been parties to an Employment Agreement entered into as of February 26, 1996 ("the Employment Agreement"); and

               WHEREAS, on August 1, 1996, Blum and the Company mutually agreed to rescind and cancel the Employment Agreement; and

               WHEREAS, Blum and the Company have previously entered into a Letter Agreement dated September 27, 1996 ("the Letter Agreement") in which Blum agreed to resign from his position as an officer and employee of the Company, effective as of the close of business on September 30, 1996, and agreed to more fully document said agreement in the form of a formal severance agreement; and

               WHEREAS, Blum and the Company entered into a stock option agreement dated January 3, 1995, whereby Blum was granted options to purchase 450,000 shares of the Company's common stock at an exercise price of $6.41 per share (the "Initial Blum Option"); and

               WHEREAS, because the Initial Blum Option was based on continuing employment with the Company, the options granted under the Initial Blum Option terminated as of September 30, 1996 due to Blum's resignation as an officer and employee, and therefore two-thirds of the options granted under the Initial Blum Option have not vested and one-third of such options vested as of the date of Blum's resignation from the Company, which such options have expired by the date of this Agreement; and

               WHEREAS, Blum desires to waive his rights under the Initial Blum Option in exchange for a grant of new options; and

               WHEREAS, Blum resigned as a director of the Company on December 8, 1996, and on the same date entered into a Stand-still and Voting Agreement with the Company; and

               WHEREAS, Blum and the Company desire to fully document the terms of the September 27, 1996 Letter Agreement in the form of a formal severance agreement and to make certain other modifications in the terms of the Letter Agreement, and Blum and the Company desire to replace and supersede the Letter Agreement in its entirety with this Severance Agreement;

               NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

                  1. Resignation. By signing this Agreement, and in consideration of the mutual covenants contained in this Agreement, Blum confirms the resignation of his employment with the Company as Vice President, Marketing, effective as of the close of business on September 30, 1996. His personnel records will be marked accordingly. Should any employer or prospective employer inquire of the Company regarding Blum's reason for leaving the employment of Pinnacle, the President or General Counsel of the Company will give "mutual agreement of the parties" as the reason.


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                  2. Severance Benefits. Upon execution of this Agreement,
Pinnacle shall provide Blum with the following benefits:

                  (a) Pinnacle will make severance payments to Blum in the gross amount of $16,667 per month, representing his salary immediately prior to his resignation from employment, less the minimum legally required deductions and withholdings, for a period of thirty-six (36) months beginning October 1, 1996 and continuing until September 30, 1999; such amounts shall be paid in bi-monthly installments on the same days as the Company's regular payroll payments. The amounts previously paid to Blum as severance benefits shall be retroactively adjusted as follows: within ten (10) days of the execution of this Agreement, Pinnacle shall pay to Blum a lump-sum amount representing the difference between the severance payments agreed to above and the amount actually paid to Blum from October 1, 1996 through the date of execution of this Agreement, less applicable withholding taxes.

                  (b) Pinnacle shall provide those rights and benefits Pinnacle customarily provides pursuant to the Comprehensive Omnibus Retirement Act of 1974 ("COBRA") to an employee who voluntarily resigns from employment with Pinnacle.

                  3. Stock Options. Pinnacle shall grant to Blum, subject to the terms of a Pinnacle Micro Stock Option Agreement (Nonstatutory Option) attached hereto as Exhibit "A", non-statutory stock options to purchase 450,000 shares of Pinnacle common stock at the exercise price of $6.41 per share (the same exercise price as the Initial Blum Option), vesting immediately upon the execution of this Agreement. These new options, which will be granted directly by the Company and not pursuant to any stock option plan, will expire, regardless of vesting, if not exercised by September 30, 1998.

                  4. Releases.

                  (a) By Blum. Blum hereby releases, acquits and forever discharges Pinnacle and its current and former officers, directors, employees, agents and professional advisors from any and all claims, causes of action, charges, suits, actions, complaints, liabilities and obligations of any nature whatsoever, whether known or unknown, relating to Blum's employment with Pinnacle and the cessation of such employment, including, but not limited to,
(i) actions alleging wrongful termination of employment; (ii) actions under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, any amendment to any of the foregoing, or any other State, Federal or local law concerning age, race, religion, national origin, gender, handicap, or any other form of discrimination; and (iii) any common law contract, tort or other claim relating to Blum's employment with the Company and the cessation thereof, from the beginning of Blum's employment by Pinnacle up to and including the date of execution of this Agreement. Notwithstanding the foregoing, nothing herein is intended to, nor shall it, affect any right or claim of Blum for indemnification from the Company pursuant to the Company's Articles of Incorporation and By-Laws and that certain Indemnification Agreement with the Company dated March 18, 1993, for claims by third parties arising from his service as an officer or director of the Company, and Blum does not release Pinnacle or its affiliates from any such claims for indemnification.

                  (b) By the Company. Pinnacle hereby releases, acquits and forever discharges Blum from any and all claims, causes of action, charges, suits, actions, complaints, liabilities and obligations of any nature whatsoever, whether known or unknown, relating to Blum's employment with the Company and the cessation thereof from the beginning of Blum's employment by Pinnacle up to and including the date of execution of this Agreement. Notwithstanding the foregoing, nothing herein is intended to, nor shall it, affect any right or claim Pinnacle may have under the General Corporation Law of Delaware, the law of any other state or the federal securities laws for indemnity or contribution from Blum with respect to claims by third parties arising from Blum's service as an officer or director of the Company or any claim arising from any transactions in the Company's stock or taken as a controlling shareholder of the Company, and the Company does not release Blum from any such claim.


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                  5. Knowing and Voluntary Waiver. With respect to unknown
claims subject to the foregoing release, Blum and the Company understand that California law includes Civil Code Section 1542, which says that releases usually do not apply to certain unknown claims. Specifically, Section 1542 states as follows:

                      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Blum and the Company hereby agree that Section 1542 does not apply to this Agreement, and that this Agreement releases any and all claims of the type released above that Blum and the Company do not know about or suspect may exist in his or its favor at the time of the execution of this Agreement.

                  6. No Present Claims. Blum represents that he has not filed, and has no present knowledge of, any complaints, charges or claims which he or anyone claiming on his behalf may have against Pinnacle or any of its officers, directors, executives, employees, agents, parent, related and subsidiary entities and affiliates, successors and assigns, in any court or administrative forum, or before any governmental agency or entity. Pinnacle represents that it has not filed, and has no present knowledge of, any complaints, charges or claims which it or anyone claiming on its behalf may have against Blum in any court or administrative forum, or before any governmental agency or entity.

                  7. Trade Secrets. Blum understands and agrees that in the course of his employment with Pinnacle, he has acquired privileged and/or confidential, proprietary information and trade secrets concerning Pinnacle's operations, its future plans and its methods of doing business ("Trade Secrets"), which information Blum understands and agrees would be extremely damaging to Pinnacle if disclosed to a competitor or made available to any other person or corporation. Blum understands and agrees that such Trade Secrets have been divulged to him in confidence and that he will keep such Trade Secrets secret and confidential, and will not, directly or indirectly, use or disclose, for his own benefit or the benefit of another, any of the Trade Secrets of Pinnacle.

                  8. No Derogatory Comments.

                  (a) By Blum. Blum represents and agrees that, during the 36-month period of time when he is entitled to the payment of severance benefits pursuant to Paragraph 2(a) above, and for six months thereafter, he shall refrain from making any derogatory statements to third parties or current employees concerning the Company or its products, or its officers, directors, employees or representatives.

                  (b) By the Company. Pinnacle shall refrain, and shall use its best efforts to cause its officers, directors, employees and representatives to refrain, from making any derogatory statements to third parties or current employees concerning Blum during the 36-month period of time when Blum is entitled to the payment of severance benefits pursuant to Paragraph 2(a) above, and for six months thereafter.

                  9. Defense of Legal Actions. Notwithstanding his termination of employment with the Company, Blum and the Company hereby agree mutually to cooperate with one another and use their best efforts to assist each other in the defense of any existing, threatened or future lawsuit, arbitration, administrative hearing or other regulatory proceeding, or other similar legal action against either the Company and/or Blum wherein the Company or Blum determines that the other's cooperation and/or assistance is needed for preparation of an effective defense of such action(s). Notwithstanding the foregoing, in the event it is determined that a conflict of interest has developed in connection with that certain class action lawsuit entitled Wills v. William F. Blum, et al., Action No. SA CV 96-261 GLT, pending in the United States District Court for the Central District of California, such that Blum is required to retain separate counsel to represent his interests, nothing herein shall prevent Blum or the Company, in consultation with his or its counsel, from taking whatever action or position he or it determines, in his or its sole discretion, is in his or its best interest.


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                  10. Non-Interference with Management. Blum agrees that (i) all of his communication with the Company, whether verbally or in writing, shall be directed solely to the President or the General Counsel of the Company; and (ii) Blum will not, without the President's express prior approval, initiate any communication with any other person at or associated with the Company, including but not limited to any employees, consultants or suppliers of the Company, during normal business hours on any matter relating to the business affairs of the Company, provided that if any person at or associated with the Company, including but not limited to any employees, consultants or suppliers of the Company, initiates any communication with Blum during normal business hours on any matter relating to the business affairs of the Company, Blum shall explain that such communications are not appropriate and politely decline to participate in such communication. Notwithstanding the foregoing, it is understood and agreed that nothing about this provision shall prevent Blum from communicating with his father, William F. Blum, a director of the Company, at any time and on any subject, so long as William F. Blum remains a director of the Company.

                  11. Withholding. The Company shall be entitled to withhold, or cause to be withheld, the minimum amount of federal and state withholding taxes, including the employer's FICA contribution, required by federal and state law with respect to payments made to Blum hereunder. Blum agrees that any federal, state, municipal or other taxes or contributions that may be owed or payable on the sums paid to him under this Agreement and the exhibits referred to therein are his sole and exclusive responsibility.

                  12. Consultation with Counsel. Blum represents that he has had the opportunity to obtain legal counsel of his choice, that he has discussed all aspects of this Agreement with his legal counsel prior to entering into this Agreement, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

                  13. Reimbursement of Fees and Costs. Pinnacle shall promptly reimburse Blum for legal and accounting fees and costs incurred by Blum in connection with or related to the negotiation, execution and delivery of this Agreement, up to a maximum amount of $5,000.

                  14. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the parties that either of them has acted wrongfully with respect to the other or any other person.

                  15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California.

                  16. Arbitration. Except as specifically stated below, any dispute that arises out of or in connection with this Agreement, including disputes concerning the interpretation, breach, enforcement or scope of this Agreement or the parties' rights and obligations hereunder, shall be arbitrated under the auspices of the American Arbitration Association ("AAA") pursuant to the AAA Commercial Arbitration Rules then in effect. Any and all such disputes will be submitted to arbitration before a single neutral mutually acceptable qualified arbitrator in Orange County under such rules, except that the Company retains the right to seek injunctive or equitable relief for violations of Paragraph 7 (Trade Secrets) above or any alleged breach of the Stand-still and Voting Agreement dated December 8, 1996, without arbitration. If a demand for arbitration is made by the Company, all sums due and owing Blum under the terms of this Agreement will be deposited in escrow pending resolution of the claim. The Arbitrator shall have no authority or discretion to vary, alter, amend, add to, delete, or otherwise change any of the terms of this Agreement. Any arbitration hearing held pursuant to this clause shall be expedited, so that the arbitration hearing is concluded no more than one hundred twenty (120) days from the date of filing of a demand for arbitration with the AAA or the service of such demand on the responding party(ies), whichever is later. The arbitration hearing shall take place in Orange County, California. The arbitrator, who shall be selected from the AAA's applicable Large Complex Case Panel, shall decide all disputes referred to above and shall have authority to award any relief awardable by a court. In connection with any such arbitration proceeding, the arbitrator shall have discretion to permit such discovery of documents or tangible materials in the possession of the parties as the arbitrator concludes are reasonably necessary to a fair and thorough hearing. Except as otherwise provided in this paragraph or in the AAA rules referred to above, the arbitration provided by this paragraph is governed by the

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                                                                           10.44

Federal Arbitration Act. In the event of any dispute subject to arbitration under this paragraph, the prevailing party shall be entitled to an award of the reasonable costs and attorneys' fees incurred in connection with such dispute.

                  17. Entire Agreement. Except for the (a) Pinnacle Micro Stock Option Agreement (Nonstatutory Option) of even date herewith, (b) that certain Stand-still and Voting Agreement dated December 8, 1996, and (c) that certain Indemnification Agreement with the Company dated March 18, 1993, this Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Blum. This Agreement may be amended at any time only by mutual written agreement signed by the parties hereto.

                  18. Cross-Default. Any breach by Blum or by Pinnacle of any provision contained in the Pinnacle Micro Stock Option Agreement (Nonstatutory Option) of even date herewith, the Stand-still and Voting Agreement dated December 8, 1996, or the Indemnification Agreement dated March 18, 1993, shall also be deemed a breach of this Agreement.

                  19. Notice and Opportunity to Cure. If either party to this Agreement contends that the other party has breached or is about to breach any provision of this Agreement or any of the other agreements referred to in Paragraph 14 above, said party shall give the other party immediate written notice of such claimed breach and shall give the other party if the breach or alleged breach is reasonably capable of correction the opportunity within ten
(10) days to cure such claimed breach before filing a notice of arbitration or invoking any other remedy under this Agreement or otherwise. Any and all notices required hereunder shall be in writing, addressed and telecopied, delivered by overnight delivery service or mailed by expedited mail to the intended recipient at the telecopy number or address specified below:

        For Pinnacle Micro:                       For Scott Blum:
        -------------------                       ---------------

        Jonathan B. Eddison, Esq.                 Robert E. Gooding, Jr., Esq.
        Vice President                            Howard, Rice, Nemerovski,
         and General Counsel                      Canady, Falk & Rabkin
        Pinnacle Micro, Inc.                      A Professional Corporation
        19 Technology                             610 Newport Center Drive
        Irvine, CA  92718                         Suite 450
                                                  Newport Beach, CA  92660

Either party may change the address to which notices shall be sent by a notice in accordance with this section.

                  20. Tender of Proceeds as Condition to Challenging Enforceability of Agreement. Blum understands that this Agreement is final and binding when executed by him and by Pinnacle, and agrees not to thereafter challenge its enforceability. Should Blum nevertheless attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, he shall initially tender to Pinnacle, by certified check delivered to Pinnacle, all monies received by Blum pursuant to this Agreement, plus interest at the rate of Ten Percent (10%) per annum from the date of his receipt of such monies, and invite Pinnacle to retain such monies and agree with Blum to cancel this Agreement. In the event Pinnacle accepts this offer, Pinnacle shall retain such monies and this Agreement shall be canceled. In the event Pinnacle does not accept such offer, Pinnacle shall so notify Blum, and shall place such monies in an interest-bearing escrow account pending resolution of the dispute as to whether or not this Agreement shall be set aside and/or otherwise rendered unenforceable.

                  21. Headings. The headings of Sections herein are included solely for convenience or reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  22. Counterparts. This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed an original, but all of which taken together shall constitute one and the same agreement.


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                  23. Miscellaneous. Any provision of this Agreement which is rendered unenforceable by a court of competent jurisdiction or pursuant to an arbitration conducted in accordance with the provisions herein shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. The language contained herein shall in all events be construed simply and in accordance with its fair meaning, and not strictly for or against any party to this Agreement, and, in any event, without reference to which party drafted this Agreement or any language contained herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 13, 1997.

                                    PINNACLE MICRO, INC.

                                    By:    /s/ Kenneth C. Cambell
                                           ----------------------
                                           Its [Position]


                                           /s/ Scott A. Blum
                                           -----------------
                                           SCOTT A. BLUM



APPROVED AS TO FORM:

 /s/ Jonathan B. Eddison, Esq.
 -----------------------------
Attorney for Pinnacle Micro, Inc.


 /s/ Robert E. Gooding, Esq.
 ---------------------------
Attorney for Scott A. Blum



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